Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys
VP and CFO
ScanSource, Inc.
864 286-4358

SCANSOURCE REPORTS RECORD FIRST QUARTER

SALES RESULTS

* First quarter sales increase 12% to $553.7 million

GREENVILLE, SC—October 25, 2007—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), point of sale, communications and electronic security products for the reseller market, today announced complete financial results for its first quarter ended September 30, 2007.

QE 9/30/07 capsule:

Net sales	$553.7 million
Net income	$14.7 million
Diluted EPS	$0.56 per share

“The first quarter record sales results reflect excellent execution, year over year, in all AIDC/POS, Security and Communications business units,” said Mike Baur, CEO of ScanSource. “Key highlights for the quarter include the continued growth from our International POS and barcoding team during a seasonally slow quarter and better than expected results from our Catalyst communications team.”

ScanSource Reports Record First Quarter Sales Results

For the quarter ended September 30, 2007, net sales increased 12% to $553.7 million compared to $496.2 million for the quarter ended September 30, 2006. Quarterly operating income increased 18% to $25.4 million from $21.5 million for the comparable quarter in September 2006. Our effective tax rate for the quarter was 38.0% compared to 38.4% for the prior year. Net income increased 18% to $14.7 million for the quarter ended September 30, 2007 versus $12.5 million for the quarter ended September 30, 2006. Diluted earnings per share increased 17% to $0.56 per share compared to $0.48 in the prior year quarter. When adjusted to exclude legal and accounting costs of third party providers relating to our Special Committee’s review of the Company’s stock option grant practices, net income for the September 2007 quarter increased 21% versus the prior year quarter.

Forecast for Next Quarter

The Company announced its revenue forecast for the second quarter of fiscal 2008. ScanSource expects net revenues for the December 2007 quarter could range from $550 million to $570 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission.

ScanSource Reports Record First Quarter Sales Results

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephone products); and ScanSource Security Distribution (electronic security products).

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company ranks #956 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Record First Quarter Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2007 (unaudited)	June 30, 2007 *
Assets
Current Assets
Cash and cash equivalents	$11,752	$1,864
Trade & notes receivable, net	372,293	349,961
Other receivables	8,107	6,755
Inventories	293,173	272,012
Prepaid expenses and other assets	4,584	10,444
Deferred income taxes	13,513	12,102

Total current assets	703,422	653,138
Property and equipment, net	28,332	26,781
Goodwill	29,462	29,361
Other assets, including identifiable intangible assets	30,615	29,168

Total assets	$791,831	$738,448

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$13,000	$200
Short-term borrowings	2,638	3,490
Trade accounts payable	253,697	256,883
Accrued expenses and other liabilities	41,104	39,610

Total current liabilities	310,439	300,183
Long-term debt	1,788	17,216
Borrowings under revolving credit facility	131,451	90,314
Other long-term liabilities	6,402	5,475

Total liabilities	450,080	413,188

Minority interest	—	516

Shareholders’ Equity
Common stock	84,866	83,653
Retained earnings	249,188	234,502
Accumulated other comprehensive income	7,697	6,589

Total shareholders’ equity	341,751	324,744

Total liabilities and shareholders’ equity	$791,831	$738,448

*	Derived from audited financial statements at June 30, 2007.

ScanSource Reports Record First Quarter Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended September 30,
	2007	2006
Net sales	$553,691	$496,230
Cost of goods sold	495,567	444,392

Gross profit	58,124	51,838

Selling, general and administrative expenses	32,771	30,320

Operating income	25,353	21,518
Other expense (income):
Interest expense	2,125	1,770
Interest income	(303)	(108)
Other (income) expense	(152)	(436)

Other expense (income), net	1,670	1,226

Income before income taxes and minority interest	23,683	20,292
Provision for income taxes	8,997	7,798

Income before minority interest	14,686	12,494
Minority interest in income of consolidated subsidiaries, net of income taxes	—	33

Net income	$14,686	$12,461

Per share data:
Net income per common share, basic	$0.57	$0.48

Weighted-average shares outstanding, basic	25,866	25,729

Net income per common share, assuming dilution	$0.56	$0.48

Weighted-average shares outstanding, assuming dilution	26,276	26,213

ScanSource Reports Record First Quarter Sales Results

SCANSOURCE, INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP INCOME (UNAUDITED)

(In thousands, except per share data)

	Quarter ended September 30, 2007
	GAAP	Special Committee Costs	Non-GAAP
Net sales	$553,691	$—	$553,691
Cost of goods sold	495,567	—	495,567

Gross profit	58,124	—	58,124

Selling, general and administrative expenses	32,771	(543)	32,228

Operating income	25,353	543	25,896
Other expense (income):
Interest expense	2,125	—	2,125
Interest income	(303)	—	(303)
Other (income) expense	(152)	—	(152)

Other expense (income), net	1,670	—	1,670

Income before income taxes and minority interest	23,683	543	24,226
Provision for income taxes	8,997	206	9,203

Income before minority interest	14,686	337	15,023
Minority interest in income of consolidated subsidiaries, net of income taxes	—	—	—

Net income	$14,686	$337	$15,023

Increase (decrease) over prior year results	18%		21%
Per share data:
Net income per common share, basic	$0.57	$0.01	$0.58

Weighted-average shares outstanding, basic	25,866		25,866

Net income per common share, assuming dilution	$0.56	$0.01	$0.57

Weighted-average shares outstanding, assuming dilution	26,276		26,276

To provide the reader more comparable information regarding the Company’s quarterly operating results, the above schedule shows the impact on earnings had the Company not incurred the additional external costs related to the Special Committee in the quarterly period indicated. These amounts consist primarily of legal and accounting costs of third party providers. For internal operating measurements, these costs are charged to the Company’s corporate overhead and are not allocated to product lines.